Exhibit 8

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE ROBERT G. BROWN, Plaintiff, v. LORRENCE T. KELLAR, CHRISTIAAN M. OLIVIER, ARTHUR B. DROGUE, JACK W. PARTRIDGE, and R. ERIC MCCARTHY, Defendants. : : : : : : : : : : : : C.A. No. 2018-0687-MTZ STIPULATION AND [PROPOSED] ORDER OF DISMISSAL WHEREAS, on September 18, 2018, Robert G. Brown (“Plaintiff”) filed a Verified Complaint in this action pursuant to 8 Del. C. § 225 seeking, among other things, a declaration that Lorrence T. Kellar was validly removed as a director of SPAR Group, Inc. (“SGRP” or the “Company”) and Jeffrey Mayer was validly elected as a director of the Company; WHEREAS, since the filing of the action, the Board of SGRP, including Defendants, have accepted the resignation of Mr. Kellar as a director, acknowledged that Mr. Mayer was validly elected as a director and adopted, approved and authorized the resolutions in support thereof; WHEREAS, each of the directors has tendered to SGRP certain letters of retirement and resignation, which would be effective as and when, and effective GRANTED EFiled: Jan 23 2019 09:56AM EST Transaction ID 62888244 Case No. 2018-0687-MTZ 3 upon, such person failing to be re-elected by the required majority vote at any future meeting of stockholders at which such person is subject to re-election; WHEREAS, the parties have conferred and agreed to the mutual limited release of certain claims and causes of action asserted in this matter; WHEREAS, counsel for Plaintiff has been or will be provided with a reasonable opportunity to review and comment on the form of disclosure, to be included in any Form 8-K, press release or other public disclosure filed or issued by SGRP, announcing the settlement, provided, however, that the Company retains full discretion regarding the content of any such disclosure; WHEREAS, the parties hereby respectfully request that the Court vacate the Status Quo Order entered on November 20, 2018 [Tr. Id. No. 62685783] (the “Status Quo Order”); IT IS HEREBY STIPULATED AND AGREED by and between the parties hereto that: 1. This action shall be dismissed without prejudice and with each party to bear their own costs and expenses pursuant to Court of Chancery Rule 41(a)(1)(ii). 2. The Status Quo Order is hereby vacated. 3 MORRIS, NICHOLS, ARSHT & TUNNELL, LLP /s/ David J. Teklits David J. Teklits (#3221) Elizabeth A. Mullin (#6380) 1201 N. Market Street Wilmington, DE 19801 (302) 658-9200 Attorneys for Plaintiff COLE SCHOTZ P.C. /s/ Michael F. Bonkowki Michael F. Bonkowski (#2219) Nicholas J. Brannick (#5721) G. David Dean (#6403) Bradley P. Lehman (#5921) 500 Delaware Avenue, Suite 1410 Wilmington, DE 19801 (302) 651-2002 Attorneys for Lorrence T. Kellar, Christiaan M. Olivier, Arthur B. Drogue, Jack W. Partridge & R. Eric McCarthey IT IS HEREBY ORDERED that the Status Quo Order is vacated. Vice Chancellor Morgan T. Zurn Court: DE Court of Chancery Civil Action Judge: Morgan Zurn File & Serve Transaction ID: 62880822 Current Date: Jan 23, 2019 Case Number: 2018-0687-MTZ Case Name: CONF ORDER Robert G. Brown vs. Lorrence T. Kellar Court Authorizer: Zurn, Morgan /s/ Judge Zurn, Morgan